Exhibit T3E.4
CONFIDENTIAL
Vitro, S.A.B. de C.V.
SOLICITATION STATEMENT SUPPLEMENT
DATED NOVEMBER 12, 2010
     This document supplements the Offer to Purchase and Offer to Exchange and Consent Solicitation Statement dated November 1, 2010 (the “Statement”), relating to our offer to purchase the Old Notes for cash (the “Tender Offer”) and our proposed exchange offer and consent solicitation (the “Exchange Offer and Consent Solicitation”). The information set forth in this supplement is not complete — this supplement is intended to be read together with the Statement only. To the extent information in this supplement is inconsistent with the Statement, you should rely on this supplement. Defined terms used in this supplement but not defined in this supplement have the meanings assigned to them in the Statement.
     This supplement includes a section titled “Revised and Supplemented Questions and Answers Relating to the Tender Offer and the Exchange Offer and Consent Solicitation,” which clarifies and slightly revises the procedures for participating in the Tender Offer and the Exchange Offer and Consent Solicitation. Both beneficial owners and DTC Participants should read the updated disclosure in that section carefully. The primary revision to previously announced procedures is that an original executed Letter of Instructions will be required to be submitted (together with the corresponding original executed Letter of Transmittal and all other required documents) to the Depositary or the Information and Exchange Agent, as applicable, in order to: (i) participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation or (ii) participate solely in the Exchange Offer and Consent Solicitation.
     Also set forth in this supplement is our unaudited financial information as of and for the nine-month periods ended September 30, 2009 and 2010. In the opinion of management, the unaudited financial information set forth in this supplement includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of this financial information. The unaudited financial information set forth in this supplement should be read in conjunction with our audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009, which are included in the Statement.
     This supplement also provides information regarding the treatment of the Company’s Certificados Bursátiles in the Company’s restructuring, including an amended Concurso Plan set forth in Annex A.
     Information in this supplement is presented in nominal Pesos as of September 30, 2009 and 2010 and U.S. Dollar amounts are translated at the rate of 13.5042 and 12.5011 to US$1.00, respectively. The exchange rates used are calculated and published by the Banco de México, or the Mexican Central Bank, in the Diario Oficial de la Federación, Mexico’s Daily Official Gazette of the Federal Government, which we refer to as the “Free Exchange Rate.” See “Exchange Rates” in the Statement for additional information regarding exchange rates.
     The information contained in this supplement does not contain all of the information and disclosures normally included in interim financial statements prepared in accordance with Mexican GAAP. We have not undertaken a U.S. GAAP reconciliation for the period ended on or as of September 30, 2010.
     The Expiration Time for the Tender Offer and the Exchange Offer and Consent Solicitation remains 9:00 a.m., New York City time, on December 1, 2010, unless extended or earlier terminated.
     Questions and requests for assistance or for additional copies of this supplement and the Statement or any other documents may be directed to the Depositary or the Information and Exchange Agent, as applicable, at its address and telephone number set forth on the back cover of the Statement. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold the Old Notes with questions and requests for assistance.

REVISED AND SUPPLEMENTED QUESTIONS AND ANSWERS RELATING TO THE TENDER OFFER
AND THE EXCHANGE OFFER AND CONSENT SOLICITATION
     The text below supplements and amends the corresponding questions and answers under the heading “Questions and Answers Relating to the Tender Offer and the Exchange Offer and Consent Solicitation.” It does not restate the questions and answers from the Statement in their entirety, and those remain applicable except as modified below.
Q.	I am a beneficial owner of Vitro’s outstanding Old Notes and I am not a DTC Participant. How do I participate in the Tender Offer and elect to have any Old Notes that are not accepted in the Tender Offer returned to me?

A.	In order to participate in the Tender Offer and elect to have your Old Notes returned to you if they are not accepted in the Tender Offer you must complete the following steps:
(1)	From your bank, broker, dealer, trust company or other nominee, you should have received an instruction letter entitled “Letter of Instructions to Beneficial Owners” which you must complete.

(2)	In order to complete the instruction letter and tender your Old Notes in the Tender Offer you must:
•	Execute and notarize the instruction letter in Section I and check the first box in Section I;

•	Provide the relevant details about yourself and special payment instructions, if any, in Section II.A.1 or II.A.2, as applicable;

•	Indicate in Section II.A.3 the aggregate principal amount of each series of Old Notes that you wish to tender and the Bid Price at which you wish to tender each series; and

•	Promptly return all pages of the completed instruction letter to your bank, broker, dealer, trust company or other nominee.
(3)	We do not require you, as a beneficial owner, to complete the Letter of Transmittal (though we will require the DTC Participant that actually tenders your Old Notes in the Tender Offer to sign and obtain notarization and an apostille of the Letter of Transmittal). However, for its own record-keeping purposes, your bank, broker, dealer, trust company or other nominee may have sent you a Letter of Transmittal. Only if you have received a Letter of Transmittal and have been instructed to complete it, you must:
•	Indicate in Section I the aggregate principal amounts of the Old Notes and the Bid Price you wish to submit;

•	Execute and notarize the Letter of Transmittal in Section II.A.1, checking box 1;

•	Provide the relevant details about special payment instructions, if any, and about yourself and your accounts in Section III.A.2; and

•	Complete the IRS Form W-9 or other withholding forms described in the Letter of Transmittal.
(4)	Promptly return all pages of the completed instruction letter to your bank, broker, dealer, trust company or other nominee.
Q.	I am a beneficial owner of Vitro’s outstanding Old Notes and I am not a DTC Participant. How do I participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation?

A.	In order to participate in the Tender Offer and exchange any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation you must complete the following steps:
(1)	From your bank, broker, dealer, trust company or other nominee, you should have received an instruction letter entitled “Letter of Instructions to Beneficial Owners” which you must complete.

(2)	In order to complete the instruction letter and tender your Old Notes in the Tender Offer and exchange any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation you must:

•	Execute and notarize the instruction letter in Section I and check the second box in Section I;

•	Provide the relevant details about yourself and special payment instructions, if any, in Section II.A.1 or II.A.2, as applicable;

•	Indicate in Section II.A.3 the aggregate principal amount of each series of Old Notes that you wish to tender and the Bid Price at which you wish to tender each series; and

•	Promptly return originals of all pages of the completed instruction letter to your bank, broker, dealer, trust company or other nominee.
(3)	We do not require you, as a beneficial owner, to complete the Letter of Transmittal (though we will require the DTC Participant that actually tenders your Old Notes in the Tender Offer to sign and obtain notarization and an apostille of the Letter of Transmittal and to deliver originals of your executed and notarized instruction letter to the Depositary). However, for its own record-keeping purposes, your bank, broker, dealer, trust company or other nominee may have sent you a Letter of Transmittal. Only if you have received a Letter of Transmittal and have been instructed to complete it, you must:
•	Indicate in Section I the aggregate principal amounts of the Old Notes and the Bid Price you wish to submit;

•	Execute, notarize and apostille the Letter of Transmittal in Section III.A.1, checking box 2;

•	Provide the relevant details about special payment instructions, if any, and about yourself and your accounts in Section III.A.2; and

•	Complete the IRS Form W-9 or other withholding forms described in the Letter of Transmittal;

•	Execute and notarize the applicable Power of Attorney attached to the Letter of Transmittal as Schedule I.A, I.B or I.C; and

•	Execute and notarize the signature page to the Concurso Plan attached to the Letter of Transmittal as Schedule II.
(4)	Promptly return originals of all completed documents together to your bank, broker, dealer, trust company or other nominee.
Q.	I am a beneficial owner of Vitro’s outstanding Old Notes and I am not a DTC Participant. How do I participate in the Exchange Offer and Consent Solicitation?

A.	In order to participate in the Exchange Offer and Consent Solicitation you must complete the following steps:
(1)	From your bank, broker, dealer, trust company or other nominee, you should have received an instruction letter entitled “Letter of Instructions to Beneficial Owners” which you must complete.

(2)	In order to complete the instruction letter and participate in the Exchange Offer and Consent Solicitation you must:
•	Execute and notarize the instruction letter in Section I and check the third box in Section I;

•	Provide the relevant details about yourself and special payment instructions, if any, in Section III.A.1 or III.A.2, as applicable;

•	Indicate in Section III.A.3 the aggregate principal amount of each series of Old Notes that you wish to submit; and

•	Promptly return originals of all pages of the completed instruction letter to your bank, broker, dealer, trust company or other nominee.
(3)	We do not require you, as a beneficial owner, to complete the Letter of Transmittal (though we will require the DTC Participant that actually submits your Old Notes in the Exchange Offer and Consent Solicitation to sign and obtain notarization and an apostille of the Letter of Transmittal and to deliver originals of your executed and notarized instruction letter to the Information and Exchange Agent). However, for its own record-keeping purposes, your bank, broker, dealer, trust company or other nominee may have sent you a Letter of Transmittal. Only if you have received a Letter of Transmittal and have been instructed to complete it, you must:
•	Indicate in Section II the aggregate principal amounts of the Old Notes you wish to submit;

•	Execute, notarize and apostille the Letter of Transmittal in Section III.A.1, checking box 3;

•	Provide the relevant details about special payment instructions, if any, and about yourself and your accounts in Section III.A.3;

•	Complete the IRS Form W-9 or other withholding forms described in the Letter of Transmittal;

•	Execute and notarize the applicable Power of Attorney attached to the Letter of Transmittal as Schedule I.A, I.B or I.C; and

•	Execute and notarize the signature page to the Concurso Plan attached to the Letter of Transmittal as Schedule II.
(4)	Promptly return originals of all pages of the completed documents together to your bank, broker, dealer, trust company or other nominee.
Q.	If I am a DTC Participant, and I have been instructed and authorized by the beneficial owner of Vitro’s outstanding Old Notes to participate in the Tender Offer and elect to have any Old Notes that are not accepted in the Tender Offer returned, what must I do?

A.	In order to participate in the Tender Offer and elect to have any Old Notes that are not accepted in the Tender Offer returned on behalf of the beneficial owner, you must complete the following steps:
(1)	From the beneficial owner, you should have received originals of all pages of the completed instruction letter.

(2)	In order to complete the Transmittal Letter you must:
•	Indicate in Section I the aggregate principal amounts of the Old Notes and the Bid Price the beneficial owner wishes to submit;

•	Execute and notarize the Letter of Transmittal in Section II.A.1, checking box 1;

•	Provide the relevant details about special payment instructions, if any, and about yourself and your accounts in Section III.A.2; and

•	Complete the IRS Form W-9 or other withholding forms described in the Letter of Transmittal.
(3)	Tender the amounts of Old Notes in accordance with DTC’s ATOP procedures as instructed and authorized prior to the Expiration Time and promptly return all pages of the completed Letter of Transmittal.
Q.	If I am a DTC Participant, and I have been instructed and authorized by the beneficial owner of Vitro’s outstanding Old Notes to participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation, what must I do?

A.	In order to participate in the Tender Offer and exchange any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation on behalf of the beneficial owner, you must complete the following steps:
(1)	From the beneficial owner, you should have received originals of all pages of the completed instruction letter.

(2)	In order to complete the Transmittal Letter you must:
•	Indicate in Section I the aggregate principal amounts of the Old Notes and the Bid Price the beneficial owner wishes to submit;

•	Execute, notarize and apostille the Letter of Transmittal in Section III.A.1, checking box 2;

•	Provide the relevant details about special payment instructions, if any, and about yourself and your accounts in Section III.A.2;

•	Complete the IRS Form W-9 or other withholding forms described in the Letter of Transmittal;

•	Execute and notarize the applicable Power of Attorney attached to the Letter of Transmittal as Schedule I.A, I.B or I.C; and

•	Execute and notarize the signature page to the Concurso Plan attached to the Letter of Transmittal as Schedule II.
(3)	Tender the amounts of Old Notes in accordance with DTC’s ATOP procedures as instructed and authorized prior to the Expiration Time and promptly return originals of all pages of the completed Letter of Transmittal, applicable Power of Attorney and signature page to the Concurso Plan together with the originals of all pages of the completed instruction letter to the Depositary.
Q.	If I am a DTC Participant, and I have been instructed and authorized by the beneficial owner of Vitro’s outstanding Old Notes to participate solely in the Exchange Offer and Consent Solicitation, what must I do?

A.	In order to participate in the Exchange Offer and Consent Solicitation on behalf of the beneficial owner, you must complete the following steps:
(1)	From the beneficial owner, you should have received originals of all pages of the completed instruction letter.

(2)	In order to complete the Transmittal Letter you must:
•	Indicate in Section II the aggregate principal amounts of the Old Notes the beneficial owner wishes to submit;

•	Execute, notarize and apostille the Letter of Transmittal in Section III.A.1, checking box 3;

•	Provide the relevant details about special payment instructions, if any, and about yourself and your accounts in Section III.A.3;

•	Complete the IRS Form W-9 or other withholding forms described in the Letter of Transmittal;

•	Execute and notarize the applicable Power of Attorney attached to the Letter of Transmittal as Schedule I.A, I.B or I.C; and

•	Execute and notarize the signature page to the Concurso Plan attached to the Letter of Transmittal as Schedule II.

(3)	Tender the amounts of Old Notes in accordance with DTC’s ATOP procedures as instructed and authorized prior to the Expiration Time and promptly return originals of all pages of the completed Letter of Transmittal, applicable Power of Attorney and signature page to the Concurso Plan together with the originals of all pages of the completed instruction letter to the Information and Exchange Agent.
Q.	Who must execute and notarize a Power of Attorney attached to the Letter of Transmittal as Schedule I?

A.	If you are one of the following you must execute and notarize the applicable Power of Attorney attached to the Letter of Transmittal as Schedule I.A, I.B or I.C:
•	A beneficial owner who has received a Letter of Transmittal from your bank, broker, dealer, trust company or other nominee and has been instructed to complete it and you wish to participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation;

•	A beneficial owner who has received a Letter of Transmittal from your bank, broker, dealer, trust company or other nominee and has been instructed to complete it and you wish to participate solely in the Exchange Offer and Consent Solicitation;

•	A DTC Participant who has been instructed and authorized by a beneficial owner to participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation; or

•	A DTC Participant who has been instructed and authorized by a beneficial owner to participate solely in the Exchange Offer and Consent Solicitation.
The Power of Attorney attached in Schedule I.A is for signatories who are companies whose notary public certifies the signature and the corporate records of the company. The Power of Attorney attached in Schedule I.B is for signatories who are companies whose notary public only certifies the signature and an officer of the company certifies the company records. The Power of Attorney attached as Schedule I.C. is for signatories who are individuals.
Q.	Who must execute and notarize the signature page to the Concurso Plan attached to the Letter of Transmittal as Schedule II?

A.	If you are one of the following you must execute and notarize the signature page to the Concurso Plan attached to the Letter of Transmittal as Schedule II:
•	A beneficial owner who has received a Letter of Transmittal from your bank, broker, dealer, trust company or other nominee and has been instructed to complete it and you wish to participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation;

•	A beneficial owner who has received a Letter of Transmittal from your bank, broker, dealer, trust company or other nominee and has been instructed to complete it and you wish to participate in the Exchange Offer and Consent Solicitation;

•	A DTC Participant who has been instructed and authorized by a beneficial owner to participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation; or

•	A DTC Participant who has been instructed and authorized by a beneficial owner to participate solely in the Exchange Offer and Consent Solicitation.

Additional Information Regarding the Certificados Bursátiles
     Concurrently with the Exchange Offer and Consent Solicitation, the Company will be soliciting consents from holders of its Certificados Bursátiles Vitro 03 and Certificados Bursátiles Vitro 08 in Mexico. The Certificados Bursátiles are senior notes issued by the Company pursuant to applicable Mexican Law and are a component of the “Other Debt” described in the Statement.
     The Company will request holders of Certificados Bursátiles to grant their consent and to instruct the corresponding brokerage houses through which they hold the Certificados Bursátiles to request an information package from Vitro. Vitro shall deliver the information packages to the brokerage houses for delivery to each interested holder of Certificados Bursátiles. Such packages will include: (i) an instruction letter; (ii) a description of the consent solicitation; (iii) a Lock-Up Agreement; (iv) a mandate to be granted by the consenting holders of Certificados Bursátiles to their corresponding brokerage houses; (v) a power of attorney to be granted by the consenting holders of Certificados Bursátiles in favor of Vitro; and (vi) a copy of the Concurso Plan, all on terms substantially similar to those in the documents provided pursuant to the Statement, as adapted and modified pursuant to applicable Mexican Law.
     Consenting holders of Certificados Bursátiles shall execute the documents and shall deliver their consents to their corresponding brokerage houses for delivery to Vitro before the expiration date of the consent solicitation to the holders of Certificados Bursátiles, which is the same as the Expiration Time for the Tender Offer and the Exchange Offer and Consent Solicitation. Vitro shall review such consents to verify compliance with all necessary requirements and shall notify the Payment Trust, and the brokerage houses, as to which holders of Certificados Bursátiles delivered their consents in time complying with all applicable requirements. The payment trust shall pay the applicable consent fee to such consenting holders of Certificados Bursátiles.
     Pursuant to the Concurso Plan, Vitro would exchange the Certificados Bursátiles Vitro 03 and Certificados Bursátiles Vitro 08 for: (i) new Certificados Bursátiles (the “New Cebures”) issued on terms and conditions identical to the New 2019 Notes in all material respects, in place of the pro rata share of New 2019 Notes of the holders of Certificados Bursátiles, (ii) New MCDs (Nuevas Obligaciones Convertibles Forzosamente en Acciones) and (iii) the pro rata portion of the Restructuring Cash Payment and Restructuring Fee (depending on the issue date of the New Cebures). The consents granted by holders of Certificados Bursátiles will not affect or in any way change the terms and conditions of the New 2019 Notes or the New MCDs, except that the principal amount of the New 2019 Notes will be slightly reduced in an amount equal to the principal amount of the New Cebures to be issued. If a holder of Certificados Bursátiles Vitro 03 or Certificados Bursátiles Vitro 08 prefers to receive New 2019 Notes instead of New Cebures, such holder may request New 2019 Notes following the effectiveness of the Convenio Concursal. If a holder of Old Notes prefers to receive New Cebures instead of New 2019 Notes, such holder may request New Cebures following the effectiveness of the Convenio Concursal.

Capitalization
     The following table sets forth our capitalization on a consolidated basis as of September 30, 2010:
•	on an actual basis; and

•	as adjusted to give effect to the Concurso Plan.
     This table should be read in conjunction with “Selected Historical Consolidated Financial Information,” “Unaudited Pro Forma Financial Information,” “Liquidity and Capital Resources” and the consolidated financial statements included elsewhere in this supplement or in the Statement.

	As of September 30, 2010
	Actual	Actual	As Adjusted		As Adjusted
	(Ps. millions)	($ millions)(1)	(Ps. millions)		($ millions)(1)
Restructured Debt:
Old Notes
2012 Notes	3,750	300	—		—
2013 Notes	2,700	216	—		—
2017 Notes	8,751	700	—		—
DFI Claims (including Promissory Notes)	3,168	253

Total	18,369	1,469	—		—

Other Debt
Certificados Bursátiles Vitro 03	150	12	—		—
Certificados Bursátiles Vitro 08	400	32	—		—
Other	188	15	—		—

Total	738	59	—		—
Total debt subject to restructuring	19,107	1,528	—		—
Total past-due interest	3,435	275	—		—
Unamortized discounts	(90)	(7)	—		—
Total	22,452	1,796	—		—
Non-restructured Debt:
Total debt not subject to restructuring	2,306	185	2,306		185
New 2019 Notes and New Cebures(2)	—	—	10,625	(2)	850	(2)
Total Debt	24,758	1,981	12,931		1,035
Stockholders’ Equity:
Majority stockholders’ equity	(233)	(19)	6,979	(3)	558	(3)
Minority stockholders’ equity	1,417	113	1,417		113
New MCDs and New Obligaciones Convertibles en Acciones(4)	—	—	1,250	(4)	100	(4)

Total stockholders’ equity	1,184	94	9,646		771

Total Capitalization	25,942	2,075	22,577		1,806

(1)	Peso amounts have been translated into U.S. dollars, solely for the convenience of the reader, at the rate of 12.5011 pesos per one U.S. dollar, the Free Exchange Rate as of September 30, 2010.

(2)	This amount reflects New 2019 Notes and New Cebures for a total of $850 million.

(3)	Includes gains from Restructured Debt, net of applicable tax.

(4)	This amount reflects the New MCDs and the New Obligaciones Convertibles en Acciones for a total of $100 million.

Financial and Operating Highlights—Unaudited

	Nine Months Ended September 30,
	2009		2010		2010
	(Ps. millions)(1)				($ millions)(2)
Income Statement Data:
MFRS:
Net sales	Ps.	18,389	Ps.	17,498	$1,400
Cost of sales		13,023		12,801	1,024
Gross profit		5,367		4,697	376
Selling, general and administrative expenses		4,310		3,632	291
Operating income		1,056		1,065	85
Financing result:
Interest expense, net		1,995		1,928	154
Derivative financial instruments		482		158	13
Exchange loss (gain), net		(378)		(454)	(36)
Total comprehensive financing result		2,099		1,632	131
Other expenses (income), net(3)		376		309	25
Profit of equity accounted investees		(3)		19	2
(Loss) income before income and asset tax		(1,422)		(857)	(68)
Income and asset tax expense (benefit)		(130)		(198)	(16)
Net income (loss)		(1,292)		(659)	(52)
Net noncontrolling (loss) interest income		6		12	1
Net controlling (loss) interest income		(1,298)		(671)	(53)
Net income (loss) per share		(3.44)		(1.74)	(0.13)

	As of September 30,
	2009		2010		2010
	(Ps. millions)				($ millions)(2)
Balance Sheet Data:
MFRS:
Cash and cash equivalents(10)	Ps.	1,702	Ps.	2,563	$205
Current assets		9,793		10,288	823
Total assets		32,542		31,112	2,489
Current liabilities		28,469		27,024	2,162
Total debt (11)		20,839		21,323	1,706
Total liabilities		30,878		29,927	2,394
Stockholders’ equity		1,664		1,184	94
Minority interest in consolidated subsidiaries		1,353		1,417	113
Majority stockholders’ equity		311		(233)	(19)

	Nine Months Ended September 30,
	2009		2010		2010
	(Ps. millions)				($ millions)(2)
Other Data:
MFRS:
Capital expenditures(9)	Ps.	363	Ps.	446	$36
Depreciation and amortization		1,139		1,102	80
Total shares issued at end of period(4)		386.9		386.9
Total shares held in Stock Option Trust at end of period(4)(8)		39.8		39.8
Total shares held as treasury stock at end of period(4) (8)		0.4		0.4
Total shares issued and outstanding at end of period(4)		346.7		346.7
Average total shares outstanding during period(4)		346.7		346.7
Inflation and Foreign Currency Exchange Rate Data:
Percentage of change in INPC(5)		2.30%		2.46%
Peso/dollar exchange rate at the end of period(6)		13.5042		12.5011
Average exchange rate(7)		13.7532		12.7158

(1)	Except per share amounts, number of shares and inflation and foreign currency exchange rate data.

(2)	Peso amounts have been translated into U.S. dollars, solely for the convenience of the reader, at the rate of 12.5011 pesos per one U.S. dollar, the Free Exchange Rate on September 30, 2010.

(3)	Other expenses (income), net, include:

	Nine Months Ended September 30,
	2009	2010
	Ps. millions
Restructuring charges (i)	179	58
Loss (gain) from sale of long-lived assets	138	175
Fees and costs for extinguishment of debt	4	17
Statutory employee profit sharing	55	59

	376	309

(i)	The restructuring charges relate to the downsizing and streamlining of our corporate functions and organization at some of our business units and are part of an ongoing benefit arrangement.

(4)	Millions of shares.

(5)	Calculated using year-end INPC of the most recent year divided by the year-end INPC of the previous year.

(6)	Based on the Free Exchange Rate at the end of the period.

(7)	Calculated using the average of Free Exchange Rates on the last day of each month during the period.

(8)	See “Major Shareholders” in the Statement.

(9)	These amounts represent the capital expenditures paid over the period, which differ from the capital expenditures realized for financial matters.

(10)	Includes restricted cash due to the change in NIF C-1.

(11)	As mentioned NIF B-8 establishes that special purpose entities, over which control is exercised, should be consolidated. We adopted this bulletin beginning January 1, 2009. As a result of this bulletin the amounts as of September 30, 2009 and 2010 include the Company’s securitization transactions.
     As of September 30, 2010, we were in default under the indentures governing the Old Notes for $300 million, $216 million and $700 million and certain other debt; therefore, Ps. 15,111 million were reclassified as short-term debt.

Unaudited Pro Forma Financial Information
     We have prepared the following unaudited pro forma consolidated balance sheet as of September 30, 2010 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2009 and for the nine-month and twelve-month periods ended September 30, 2010, to illustrate the estimated effects on our consolidated financial position and results of operations for the proposed debt restructuring described in the Statement, which contemplates the cancellation of Restructured Debt in exchange for the Restructuring Consideration.
     The unaudited pro forma balance sheet has been prepared assuming the transaction was consummated as of the balance sheet date. The unaudited pro forma statements of operations have been prepared assuming the transaction was consummated at the beginning of the period presented. The pro forma balance sheet includes adjustments that are both recurring and non-recurring, while the pro forma statements of operations only include adjustments that have a continuing impact. Because the pro forma balance sheet and pro forma statements of operations assume that the transaction occurred on different dates (i.e., the most recent balance sheet date, as compared to the beginning of the fiscal year presented for the pro forma statements of operations), and because of the difference in presenting non-recurring adjustments, the adjustments reflected in the pro forma balance sheet do not reconcile with the adjustments in the pro forma statements of operations.
     We have prepared the unaudited pro forma financial information for informational purposes only. It does not purport to indicate the results of operations that would actually have occurred had the transaction taken place on the date indicated or which may be expected to be achieved in the future. You should read the unaudited pro forma consolidated financial information together with our consolidated financial statements and the notes thereto included elsewhere in the Statement and the information under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Statement. Our consolidated financial statements are prepared in accordance with MFRS, which differs in certain significant respects from U.S. GAAP.
     U.S. dollar amounts are translated at a rate of Ps. 13.0587 as of December 31, 2009 and Ps. 12.5011 as of September 30, 2010.

Unaudited Pro Forma Consolidated Balance Sheet
Vitro, S.A.B. de C.V. and Subsidiaries
Consolidated Balance Sheet as of September 30, 2010

			Pro Forma
	Actual		Adjustment*			As Adjusted		As Adjusted
								(Millions of
	(Millions of Mexican Pesos)							U.S. dollars)
Assets
Cash and cash equivalents	Ps.	2,563	Ps.	(938	)(a)	Ps.	1,625	$130
Trade receivables, net		3,566					3,566	285
Taxes receivable		124					124	10
Other receivables		806					806	64
Inventories, net		3,229					3,229	258

Current assets		10,288		(938)			9,350	747

Investments in associated company		848					848	68
Land and buildings, net		5,420					5,420	434
Machinery and equipment, net		7,684					7,684	615
Construction in progress		460					460	37
Goodwill		594					594	48
Deferred taxes		4,840		(2,426	)(b)		2,414	193
Other assets		978					978	78

Non-current assets		20,824		(2,426)			18,398	1,473

Total assets	Ps.	31,112	Ps.	(3,364)		Ps.	27,748	$2,220

			Pro Forma
	Actual		Adjustment*			As Adjusted		As Adjusted
	(Millions of Mexican Pesos)							(Millions of U.S.
								dollars)
Liabilities
Short-term borrowings	Ps.	3,765	Ps.	(3,356	) (d)	Ps.	409	$33
Current maturities of long-term debt		15,837		(15,661	)(c)		176	14
Trade payables		1,476					1,476	118
Accrued expenses		1,014					1,014	81
Derivative financial instruments		214					214	17
Interest payable		3,545		(3,435	)(e)		110	9
Other current liabilities		1,174					1,174	94

Current liabilities		27,025		(22,452)			4,573	366

Long-term debt		1,721		10,626	(f)		12,347	988
Other long-term liabilities		1,182					1,182	95

Long-term liabilities		2,903		10,626			13,529	1,083

Total liabilities		29,928		(11,826)			18,102	1,449

Stockholder’s equity
Capital stock		387					387	31
Restatement of capital stock		7,245					7,245	580

Restated capital stock		7,632					7,632	611
Treasury stock		(547)					(547)	(44)
Additional paid-in capital		1,644					1,644	132
Translation effects of foreign subsidiaries		290					290	23
Mandatory convertible debentures				1,250	(g)		1,250	100
Accumulated deficit		(9,252)		7,212	(h)		(2,040)	(164)

Controlling interest		(233)		8,462			8,229	658
Non-controlling interest in consolidated subsidiaries		1,417					1,417	113

Total stockholders’ equity		1,184		8,462			9,646	771

Total liabilities and stockholders’ equity	Ps.	31,112	Ps.	(3,364)		Ps.	27,748	$2,220

*	Reflects the following pro forma adjustments:

(a)	This amount reflects the Restructuring Cash Payment.

(b)	This amount reflects the tax effect related to the proposed debt restructuring. In a concurso mercantil proceeding in Mexico, any gain resulting from the reduction in net debt is taxable up to the amount of net operating tax loss carryforwards.

(c)	This amount reflects the cancellation of the Old Notes and Other Debt.

(d)	This amount reflects the cancellation of the DFI Claims and Other Debt.

(e)	This amount reflects the cancellation of interest payable in relation to the Restructured Debt.

(f)	This amount reflects the issuance of $850.0 million of New 2019 Notes and New Cebures.

(g)	This amount reflects the issuance of $100.0 million of New MCDs and New Obligaciones Convertibles en Acciones.

(h)	This amount reflects the gain that would be recognized as a result of the proposed restructuring based on the terms described in this Statement.

Unaudited Pro Forma Consolidated Statements of Operations
Vitro, S.A.B. de C.V. and Subsidiaries
Statement of Operations for the nine-month period ended September 30, 2010

			Pro Forma
	Actual		Adjustment*			As Adjusted		As Adjusted
								(Millions of U.S.
	(Millions of Mexican Pesos)							dollars)
Net sales	Ps.	17,498	Ps.	—		Ps.	17,498	$1,400
Cost of sales		12,801		—			12,801	1,024

Gross profit		4,697		—			4,697	376
Selling, general and administrative expenses		3,632		—			3,632	291

Operating income		1,065		—			1,065	85

Interest expense (income), net		1,928		(850	)(a)		1,078	86
Derivative financial instruments		158		—			158	13
Exchange (gain) loss		(454)		329	(b)		(125)	(10)

Total comprehensive financing result		1,632		(521)			1,111	89

(Loss) gain after financing cost		(567)		521			(46)	(4)
Other expenses (income), net		309		—			309	25
Equity in earnings of associated company		19		—			19	2

Income (loss) before taxes		(857)		521			(336)	(27)
Income tax (benefit) expense		(198)		156	(c)		(42)	(3)

Net (loss) income for the period	Ps.	(659)	Ps.	365		Ps.	(294)	$(24)

Net noncontrolling interest (loss) income	Ps.	12	Ps.	—		Ps.	12	$1
Net controlling interest (loss) income		(671)		365			(306)	(25)

	Ps.	(659)	Ps.	365		Ps.	(294)	$(24)

*	Reflects the following pro forma adjustments:

(a)	This amount reflects the net decrease in interest expense related to the cancellation of the Restructured Debt, which was offset by an increase in interest expense associated with the Restructuring Consideration (assuming interest expense related to the New 2019 Notes and New Cebures based on an interest rate of 8.0%, less interest income earned as a result of the $75 million Restructuring Cash Payment).

(b)	This amount reflects the net decrease in our foreign exchange gain related to the cancellation of the Restructured Debt (a significant portion of which is denominated in U.S. dollars), which was offset by an increase in our foreign exchange gain related to the Restructuring Consideration (100% of which is denominated in U.S. dollars).

(c)	This amount reflects the tax effects of the pro forma adjustments noted in (a) and (b) above.

Unaudited Pro Forma Consolidated Statements of Operations
Vitro, S.A.B. de C.V. and Subsidiaries
Statement of Operations for the twelve-month period ended September 30, 2010

			Pro Forma
	Actual		Adjustment*			As Adjusted		As Adjusted
								(Millions of U.S.
	(Millions of Mexican Pesos)							dollars)
Net sales	Ps.	23,099	Ps.			Ps.	23,099	$1,848
Cost of sales		16,959					16,959	1,357

Gross profit		6,140					6,140	491
Selling, general and administrative expenses		4,803					4,803	384

Operating income		1,337					1,337	107

Interest expense (income), net		2,705		(1,155	)(a)		1,550	124
Derivative financial instruments.		246					246	20
Exchange (gain) loss		(1,053)		499	(b)		(554)	(44)

Total comprehensive financing result		1,898		(656)			1,242	100

Gain (loss) after financing cost		(561)		656			95	7
Other expenses (income), net		223					223	18
Equity in earnings of associated company		(2)					(2)	0

Income (loss) before taxes		(786)		656			(130)	(11)
Income tax (benefit) expense		(665)		197	(c)		(468)	(37)

Net (loss) income for the year	Ps.	(121)	Ps.	459		Ps.	338	$26

Net noncontrolling interest income		39					39	3
Net controlling interest (loss) income	Ps.	(160)	Ps.	459		Ps.	299	$23

	Ps.	(121)	Ps.	459		Ps.	338	$26

*	Reflects the following pro forma adjustments:

(a)	This amount reflects the net decrease in interest expense related to the cancellation of the Restructured Debt, which was offset by the effects of the Restructuring Consideration (includes interest expense related to the New 2019 Notes and New Cebures with an interest rate of 8% and less interest income earned as a result of the $75 million Restructuring Cash Payment).

(b)	This amount reflects the net decrease in our foreign exchange gain related to the cancellation of the Restructured Debt (a significant portion is in U.S. dollars), which was offset by the effects of the Restructuring Consideration (100% is in U.S. dollars).

(c)	This amount reflects the tax effect related to the pro forma adjustments noted in (a) and (b) above.

Unaudited Pro Forma Consolidated Ratios
Vitro, S.A.B. de C.V. and Subsidiaries

	Actual		Actual	Pro Forma Adjustment		Pro Forma Adjustment
	(Ps. millions)		($ millions)	(Ps. millions)		($ millions)
Twelve-month period ended September 31, 2010:
Operating income	Ps.	1,337	$107	Ps.	1,337	$107
Add non-cash items:
Depreciation and amortization		1,531	122		1,531	122
Non-cash provision of employee benefits		409	33		409	33

2010 EBITDA*	Ps.	3,276	$262	Ps.	3,276	$262

Twelve-month period ended September 2010, Ratios:
2010 EBITDA / 2010 Net Interest		1.21 x			2.11 x
Sep 2010 Debt / 2010 EBITDA		5.54 x			2.98 x
Sep 2010 Debt + DFI debt / 2010 EBITDA		6.57 x			4.01 x
Sep 2010 Total Liabilities / Stockholders’ Equity		27.02 x			1.90 x

*	This amount reflects earning before interest, taxes plus depreciation and amortization, and provision for employee benefits (EBITDA).

	Actual		Pro Forma Adjustment
Ratios of Earning to Fixed Charges
September 2010	_	(1)	_	(2)

(1)	Our earnings were insufficient to cover fixed charges for the twelve-month period ended September 30, 2010 by approximately Ps. 784 million.

(2)	Our earnings after pro forma adjustments were insufficient to cover fixed charges for the twelve-moth period ended September 30, 2010 by approximately Ps. 279.

Results of Operations
     Inflation and Foreign Currency Exchange Rate Fluctuations
     The following table sets forth, for the periods presented, certain information relating to inflation and foreign currency exchange rates:

	Nine Months Ended September 30,
	2009		2010
Nominal Mexican peso devaluation relative to the U.S. dollar(1)		(2.4)%		(4.3%)
Nominal dollar devaluation relative to the euro		3.1%		(15.2)%
Mexican inflation (based on changes in INPC)(1)		2.3%		2.5%
Free Exchange Rate as of year end(1)	Ps.	13.5042	Ps.	12.5011
Exchange rate of euro per Mexican peso as of year end(3)	Ps.	19.3771	Ps.	15.8913
Exchange rate of dollar per euro as of year end (2)		$1.4348		$1.2711

(1)	Source: Banco de México.

(2)	Source: Federal Reserve Bank of New York—Noon Buying Rates as to euro-to-dollar exchange rate and Banco de México as to U.S. dollar-to-Mexican peso exchange rate.
     Nine-Month Period Ended September 30, 2010 Compared to Nine-Month Period Ended September 30, 2009
     Net Sales
     Our consolidated net sales decreased 4.8% from Ps. 18,389 million ($1,471 million) for the nine-month period ended September 30, 2009 to Ps. 17,498 million ($1,400 million) for the same period of 2010. Net sales in our Flat Glass business unit decreased 5.7% primarily due to lower sales volumes from our Flat Glass business unit subsidiaries located in the United States, Spain and Colombia, which were partially offset by a slight recovery in the automotive original equipment manufacturers (“OEM”) market and float glass sales volumes for the construction industry. The sales in dollars were affected when measured in pesos by a 7.5% average peso appreciation, from an average of Ps. 13.75 in 2009 to an average of Ps. 12.72 in 2010. Net Sales in our Glass Containers business unit decreased 4.6% due to price erosion caused by overall excess capacity.
     Domestic sales increased 4.5% from Ps. 8,338 million ($667 million) for the nine-month period ended September 30, 2009 to Ps. 8,710 million ($697 million) for the same period of 2010. This increase was mainly driven by higher sales volumes in the automotive and domestic construction industries, which were partially offset by lower volumes in domestic sales for the Glass Containers business unit.
     Export sales increased 9.5%, measured in nominal U.S. dollars, from $369 million for the nine-month period ended September 30, 2009 to $404 million for the same period of 2010. This increase was mainly due to higher export sales volumes to the automotive OEM market.
     Foreign subsidiaries’ sales decreased 21.3%, measured in nominal U.S. dollars, from $356 million for the nine-month period ended September 30, 2009 to $280 million for the same period of 2010. This decrease was mainly triggered by lower demand in the construction markets in the United States and Spain. Foreign subsidiaries’ sales and export sales represented 20% and 29%, respectively; of our consolidated net sales for the nine-month period ended September 30, 2010.

     Glass Containers Business Unit
     Consolidated net sales of our Glass Containers business unit decreased 4.6% from Ps. 9,617 million ($769 million) for the nine-month period ended September 30, 2009 to Ps. 9,172 million ($734 million) for the same period of 2010. The main driver for this decrease was price erosion caused by overall excess capacity.
     In the domestic market, sales volumes increased in all segments, except for beer, which experienced a 48% decrease. For the nine-month period ended September 30, 2010, CFT and soft drinks volume increased 9% and 7%, respectively, compared to the same period last year. Overall, domestic market volumes decreased 1%, which coupled with price erosion resulted in a 4% sales decrease.
     Export sales increased 2.2%, measured in nominal U.S. dollars, in the nine-month period ended September 30, 2010 compared to the same period of 2009 due to higher sales volumes in all segments, except for the beer segment, which experienced a 57% decrease. Although foreign subsidiaries’ sales increased 154% from $4 million for the nine-month period ended September 30, 2009 to $9 million for the same period of 2010, such sales represented only 1% of the net sales of the Glass Containers business unit for that period.
     Flat Glass Business Unit
     Consolidated net sales of our Flat Glass business unit decreased 5.7% from Ps. 8,600 million ($688 million) for the nine-month period ended September 30, 2009 to Ps. 8,111 million ($649 million) for the same period of 2010. In 2010, we recovered volumes in float glass for the construction industry and safety glass for the automotive industry, offset by lower sales by foreign subsidiaries in United States, Spain and Colombia. The sales in dollars are affected when measured in pesos by a 7.5% average peso appreciation, from an average of Ps. 13.75 in 2009 to an average of Ps. 12.72 in 2010.
     Domestic sales increased 27.3% from Ps. 2,366 ($189 million) for the nine-month period ended September 30, 2009 to Ps. 3,013 million ($241 million) for the same period of 2010. This increase was mainly driven by an important recovery in the automotive OEM market and float glass sales volumes for the construction industry.
     Export sales increased 31%, measured in nominal U.S. dollars, from $94 million for the nine-month period ended September 30, 2009 to $123 million for the same period of 2010. This increase was mainly due to higher automotive sales volumes to the OEM and automotive glass replacement (“AGR”) markets.
     Foreign subsidiaries’ sales decreased 23%, measured in nominal U.S. dollars, from $353 million for the nine-month period ended September 30, 2009 to $271 million for the same period of 2010. This decrease was due to adverse economic conditions that mainly affected the construction markets in the United States and Spain, which are both crucial markets for us.
     Generally, we realize higher profit margins in our domestic market business and, accordingly, our strategic goal is to direct our production volume to Mexico and adjust export levels to match our remaining production capacity whenever possible.
     Operating Income
     Our consolidated operating income increased 0.8% from Ps. 1,056 million ($84 million) for the nine-month period ended September 30, 2009 to Ps. 1,065 million ($85 million) for the same period of 2010. This increase was due to a slight recovery in the automotive industry and by savings related to our cost and expense reduction initiatives implemented in 2008 through the third quarter of 2009. Our operating income was also affected by the increase in natural gas price as the average price increased 25% from $3.55 per MMBTU for the nine-month period ended September 30, 2009 compared to $4.43 per MMBTU for the same period of 2010.

     Glass Containers Business Unit
     Operating income of our Glass Containers business unit decreased 18.4% from Ps. 1,523 million ($122 million) for the nine-month period ended September 30, 2009 to Ps. 1,242 million ($99 million) for the same period of 2010. This decrease was mainly driven by the lower volumes in the domestic beer market, a 24% increase in the average gas price and price erosion due to overcapacity in the markets in which we participate.
     Flat Glass Business Unit
     Operating loss of our Flat Glass business unit was Ps. 182 million ($15 million) for the nine-month period ended September 30, 2010, compared to the loss of Ps. 398 million ($32 million) for the same period of 2009. This recovery was due to improved sales volumes in the domestic market and a better price mix, partially offset by higher energy costs, which experienced a 24% increase, and the negative results in our foreign subsidiaries.
     Total Comprehensive Financing Result
     Our total comprehensive financing cost decreased 28% from Ps. 2,099 million ($168 million) for the nine-month period ended September 30, 2009 to Ps. 1,632 million ($130 million) for the same period of 2010. This decrease was primarily due to lower derivative financial instruments losses from Ps. 482 million ($39 million) for the nine-month period ended September 30, 2009 to Ps. 158 million ($13 million) for the same period of 2010. Additionally, we had a higher exchange gain of Ps. 454 million ($36 million) in 2010 compared to a gain of Ps. 378 million ($30 million) in 2009.
     Other Expenses (Income), Net
     Other expenses (income), net decreased from Ps. 376 million ($30 million) for the nine-month period ended September 30, 2009 to Ps. 309 million ($25 million) for the same period of 2010. During the nine-month period ended September 30, 2010, the balance included (i) loss from the sale of long-lived assets of Ps. 175 million ($14 million), (ii) severance expense of Ps. 58 million ($5 million), (iii) workers profit sharing (PTU) of Ps. 59 million ($5 million) and (iv) fees and costs for extinguishment of debt of Ps. 17 million ($1 million).
     Income Taxes
     On December 7, 2009, amendments to the Regular Income Tax (“ISR”) Law of 2009 were published, to become effective beginning in 2010. These amendments state that: (i) ISR relating to tax consolidation benefits obtained from 1999 through 2004 should be paid in installments beginning in 2010 through 2015 and (ii) ISR relating to any tax consolidation benefit obtained in 2005 and thereafter should be paid during the sixth through the tenth year after such benefit was obtained. Payment of ISR in connection with tax consolidation benefits obtained between 1982 (the tax consolidation starting year) and 1998 may be required in those cases provided by law.
     Income tax represented an income tax gain of Ps. 198 million ($16 million) for the period ended September 30, 2010 compared to an income tax gain of Ps. 130 million ($10 million) for the same period of 2009. The amount for 2010 represents a deferred income tax gain of Ps. 490 million ($39 million) that was offset by an accrued income tax expense of Ps. 292 million ($23 million), and the amount for 2009 represents a deferred income tax of Ps. 204 million ($16 million) that was offset by an accrued income tax expense of Ps. 74 million ($6 million).
     Net Income
     For the nine-month period ended September 30, 2010, we generated a consolidated net loss of Ps. 659 million ($53 million) compared to a net loss of Ps. 1,292 million ($103 million) for the same period of 2009. This decrease in the net loss was mainly due to decreased total comprehensive financing costs.

Liquidity and Capital Resources
     Indebtedness
     The following table sets forth the aggregate amounts of our outstanding short-term and long-term debt as of September 30, 2010.
     As of September 30, 2010, we were in default related to our long-term debt obligations; therefore, substantially all of our long-term debt is now presented as short-term debt. We are currently in payment default under our Old Notes and our Certificados Bursátiles Vitro 03 and other credit agreements.

	As of September 30, 2010
	(Ps. millions)		($ millions)(1)
Short-term debt(2)(3)(6)	Ps.	19,602	$1,568
Long-term debt(4)(5)		1,721	138

(1)	Peso amounts have been translated into U.S. dollars, solely for the convenience of the reader, at a rate of 12.5011 Mexican pesos per U.S. dollar, the Free Exchange Rate on September 30, 2010.

(2)	Includes the current portion of our long-term debt, which was Ps. 15,838 million ($1,267 million) as of September 30, 2010.

(3)	96%, 3% and 1% of the aggregate amount of our short-term debt as of September 30, 2010 was denominated in U.S. dollars, Mexican pesos and euros, respectively.

(4)	Excludes the current portion of our long-term debt. If the current portion of our long-term debt were included, the aggregate amount of outstanding long-term debt as of September 30, 2010 would be Ps. 17,559 million ($1,405 million).

(5)	25%, 61% and 14% of the aggregate amount of our long-term debt as of September 30, 2010 was denominated in U.S. dollars, Mexican pesos and euros, respectively.

(6)	The short-term debt includes $253.4 million dollars of debt acknowledged regarding the DFI Claims.
Short-Term Debt—Our short-term debt consists primarily of (i) long-term debt obligations which were reclassified due to defaults and are now presented as short-term obligations, (ii) unsecured and secured borrowing arrangements with Mexican and foreign banks denominated in Mexican pesos, U.S. dollars and euros and (iii) accounts receivable financing programs. We engage, from time to time, in the ordinary course of business, in a number and variety of short-term loan arrangements with a number of Mexican and foreign banks. Such loans generally have a maturity ranging from 30 to 365 days and have interest rates ranging from 1.5% to 8% above LIBOR for the U.S. dollar-denominated loans and from 1.10% to 1.25% above Euribor for our euro-denominated loans, and have fixed and floating market rates for the Mexican peso-denominated loans.
The short-term debt includes $253.4 million of debt acknowledged regarding the DFI Claims.

Long-term debt reclassified to short-term due to defaults:

Outstanding
	Principal		Final
	Amount as of	Interest Rate and	Amortization/
Facility	September 30, 2010	Payment Dates	Maturity

2012 Notes Issuer: Vitro Guarantors: Wholly owned subsidiaries of Vitro, Vitro Envases Norteamérica, S.A. de C.V. (“VENA”) and Viméxico	$300 million	Interest Rate: 8.625% per annum. Interest Payment Dates: Semiannually on August 1 and February 1 of each year.	February 1, 2012

2017 Notes Issuer: Vitro Guarantors: Wholly owned subsidiaries of Vitro, VENA and Viméxico	$700 million	Interest Rate: 9.125% per annum. Interest Payment Dates: Semiannually on August 1 and February 1 of each year.	February 1, 2017

2013 Notes Issuer: Vitro Guarantors: Wholly owned subsidiaries of Vitro, VENA and Viméxico	$216 million	Interest Rate: 11.75% per annum. Interest Payment Dates: Semiannually on May 1 and November 1 of each year.	November 1, 2013

Long-Term Debt—The following is a brief summary of our significant long-term indebtedness outstanding as of September 30, 2010:
Long-term debt:

Outstanding
	Principal		Final
	Amount as of		Amortization/
Facility	September 30, 2010	Interest Rate and Payment Dates	Maturity

Certificados Bursatiles Vitro 03 Issuer: Vitro	Ps. 150 million ($12.0 million)	Interest Rate: Cetes + 3.25% Interest Payment Dates: Every 28th day from October 21, 2004.	February 5, 2009

Certificados Bursatiles Vitro 08 Issuer: Vitro	Ps. 400 million ($32.0 million)	Interest Rate: TIIE (28 days) + 2.50% Interest Payment Dates: Every 28th day from July 2, 2008.	April 7, 2011

Capital Leases	$9.4 million	Interest rate on case by case basis	Several installments through 2015

Secured debt	Ps. 298 million ($23.8 million)	Interest Rate: TIIE + 4%	Several installments through 2014

Secured borrowing related to the Glass Containers accounts receivable securitization	Ps. 550 million $(44.0 million)	Interest Rate: TIIE + 4%	Several installments through 2012

Secured borrowing related to the Flat Glass accounts receivable financing program	Ps. 300 million ($24.0 million)	Interest Rate: TIIE + 4%	Several installments through 2014

Unsecured debt	$28 million	Interest Rate: LIBOR + 8%	Several installments through 2014

(1)	See “—Indebtedness” in the Statement.
Below is a summary of the terms of the foregoing facilities or securities.
     2012 Notes and 2017 Notes. On February 1, 2007 we completed the offering of $1.0 billion of Senior Notes, comprised of $300 million of 2012 Notes and $700 million of 2017 Notes. The 2012 Notes and the 2017 Notes are general unsecured obligations of Vitro. The indenture governing the 2012 Notes and the 2017 Notes contains certain customary restrictive covenants, including, but not limited to, restrictions on the ability of Vitro and certain of its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends and make other restricted payments, (iii) grant certain liens on assets, (iv) make certain investments, (v) engage in transactions with affiliates and (vi) take part in certain merger, consolidation and asset sale activities. The 2012 Notes and the 2017 Notes are guaranteed by substantially all of Vitro’s wholly owned subsidiaries.

     We are currently in payment default with respect to these notes.
     2013 Notes. On October 22, 2003, we completed an offering of $225 million aggregate principal amount of 2013 Notes. The 2013 Notes are general unsecured obligations of Vitro. The indenture governing the 2013 Notes contains certain customary restrictive covenants, including restrictions on the ability of Vitro and certain of its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends and make other restricted payments, (iii) grant certain liens on assets, (iv) make certain investments, (v) engage in transactions with affiliates and (vi) take part in certain merger, consolidation and asset sale activities. Upon issuance of the 2012 Notes and 2017 Notes mentioned above, the holders of the 2013 Notes have been extended the benefit of a guarantee by the subsidiary guarantors substantially similar to the guarantee provided with respect to the 2012 Notes and the 2017 Notes. Part of the 2013 Notes were prepaid on June 25, 2008 and, as of September 30, 2010, the total amount outstanding was $216 million.
     We are currently in payment default with respect to these notes.
     Certificados Bursátiles Vitro 03. On October 10, 2002, we opened a medium-term notes program under which we were able to issue up to an aggregate principal amount of Ps. 2.5 billion. On February 13, 2003 we issued a Certificados Bursátiles note which bears an annual floating interest rate of 3.25% over the 182-day CETES. The Certificados Bursátiles are senior unsecured obligations of Vitro and do not impose restrictive covenants on us. As of September 30, 2010, the total amount outstanding for this program was Ps. 150 million ($12.0 million).
     We are currently in payment default with respect to this debt.
     Certificados Bursátiles Vitro 08. On July 2, 2008, we opened a medium-term notes program under which we were able to issue up to an aggregate principal amount of Ps. 1.0 billion. On this same date, we issued a Certificados Bursátiles note which bears an annual floating interest rate of 2.50% over the 28-day TIIE. The Certificados Bursátiles are senior unsecured obligations of Vitro and do not impose restrictive covenants on us. As of September 30, 2010, the total amount outstanding for this program was Ps. 400 million ($32.0 million).
     Bancomext. In November 2008, through one of our subsidiaries, we contributed non-productive real estate assets with a book value of Ps. 1,875 million ($136 million), as of December 31, 2009, to a trust created for the sole purpose of selling such assets (the “Bancomext Trust”) if necessary in order to generate the resources to pay off the principal from a $100 million credit obtained from a financial institution. As of December 31, 2008 and 2009 and September 30, 2010, the proceeds drawn against the loan were $85 million, $68 million and $68 million, respectively. On August 24, 2010, we finalized the sale of non-productive properties, amounting to US $63.8 million. The resources of such sale and $5.5 million were contributed to the trust to pay in full the balance of US $69.3 million to that date and thereby recover the property of our two corporate office buildings, which were part of the assets that were originally provided as collateral for such support.
     Flat Glass Accounts Receivable Financing Program. In December 2009, we refinanced our Flat Glass accounts receivable program originally due August 22, 2010. The original $21.5 million private issuance was replaced with a new issuance of Ps. 300 million ($24.0 million) with a five-year maturity. The new issuance bears an annual floating interest rate of 4.0% over the 28-day TIIE.
     Covisa / Álcali Securitization. In April 2010, we refinanced the senior Ps. 550 million ($44.0 million) variable rate TIIE+ 4% bond issued by the Trustee of the accounts receivable securitization program of our subsidiaries Covisa and Álcali for an additional two years. The bond bears an annual floating interest rate of 4.0% over the 28-day TIIE. The remaining $10 million balance of the subordinated notes was repaid.
     Bladex Credit Facility. In July 2009, we refinanced a $30 million credit with Bladex for five years. The new note has several scheduled amortizations and a final maturity date of July 30, 2014. As of September 30, 2010, the total amount outstanding under this program was $28.0 million.

THIS SUPPLEMENT IS PART OF THE STATEMENT AND MUST ACCOMPANY THE STATEMENT

ANNEX A
AMENDMENTS TO THE CONCURSO PLAN
The following provisions of the Concurso Plan would be amended as follows (amended provisions shown in strikethrough and underlined text).

RESTRUCTURING AGREEMENT EXECUTED PURSUANT TO ARTICLES 3, 153, 157, 165, 339 AND OTHER APPLICABLE ARTICLES OF THE MEXICAN BANKRUPTCY AND REORGANIZATION LAW (LEY DE CONCURSOS MERCANTILES) ENTERED INITIALLY INTO BY AND BETWEEN VITRO, S.A.B. DE C.V. AND THE EXECUTING CREDITORS AND FOR ITS FURTHER SUBSCRIPTION, IN ITS CASE, BY THE ADHERING CREDITORS.

INDEX

ANTECEDENTS	A-3
REPRESENTATIONS	A-4
CLAUSES	A-6
FIRST. DEFINITIONS AND EXHIBITS	A-6
Section 1.01 Defined Terms	A-10
Section 1.02 Rules of Interpretation	A-10
Section 1.03 Exhibits	A-10
Section 1.04 Representation Inclusions	A-10
SECOND. PURPOSE	A-11
THIRD. TREATMENT OF OPERATING EXPENSES, LABOR COSTS, TAXES AND OTHER INDEBTEDNESS	A-11
FOURTH. ACKNOWLEDGEMENT OF CLAIMS	A-11
FIFTH. PAYMENT AND IMPLEMENTATION	A-11
Section 5.01 Payment	A-11
Section 5.02 Implementation	A-11
Section 5.02.1 Description of the New Notes	A-12
Section 5.02.2 Description of the New Mandatory Convertible Debentures	A-13
Section 5.02.3 Cash Payment Description	A-14
Section 5.02.4 Restructuring Fee Description	A-14
Section 5.03 Treatment of Acknowledged Creditors	A-14
Section 5.04 Intercompany Claims; Acceptance of a Less Favorable Treatment	A-14
Section 5.05 Other obligations to consider	A-15
SIXTH. METHOD, DATE AND PLACE OF PAYMENT OF THE CASH PAYMENT AND THE RESTRUCTURING FEE	A-16
SEVENTH. CURRENCY	A-16
EIGHTH. FURTHER DOCUMENTS	A-16
NINTH. SUBSTITUTION OF PRIOR AGREEMENTS, NOVATION AND EXTINGUISHMENT	A-16
TENTH. BINDING EFFECT	A-17
ELEVENTH. ASSIGNMENT OF CLAIMS, SUCCESSORS AND/OR TRANSFEREES	A-17
TWELFTH. PATRIMONY	A-17
THIRTEENTH. MANAGEMENT AND SURVEILLANCE	A-17
FOURTEENTH. CONTINUANCE	A-17
FIFTEENTH. EQUAL TREATMENT	A-17
SIXTEENTH. CONCURSO PETITION AND PREVIOUS RESTRUCTURING PLAN	A-17
SEVENTEENTH. NULLITY	A-18
EIGHTEENTH. APPLICABLE LAW	A-18
NINETEENTH. JURISDICTION AND VENUE	A-18
TWENTIETH. HEADINGS	A-18

RESTRUCTURING AGREEMENT (THIS “AGREEMENT” OR “VITRO RESTRUCTURING AGREEMENT”) ENTERED INTO BY AND BETWEEN VITRO, S.A.B. DE C.V. (“VITRO”), AND THOSE PERSONS WHOSE NAMES ARE IDENTIFIED IN THE SIGNATURE PAGES OF THIS AGREEMENT ON BEHALF OF THE VITRO CREDITORS (JOINTLY REFERRED TO AS THE “EXECUTING CREDITORS”) AND THE CREDITORS WHOSE NAMES WILL BE IDENTIFIED IN THE SIGNATURE PAGES OF THIS AGREEMENT THAT FROM TIME TO TIME MAY BE INCLUDED IN THIS AGREEMENT (THE “ADHERING CREDITORS”), SUBJECT TO THE FOLLOWING ANTECEDENTS, REPRESENTATIONS AND CLAUSES:
ANTECEDENTS
I.	On October 10, 2002, Vitro registered a program for the issuance of medium term stock traded certificates (certificados bursátiles de mediano plazo) for a total sum of $2,500,000,000.00 (two billion five hundred million pesos 00/100 Mexican Currency) (the “Vitro 02 Program”). On February 13, 2003, Vitro issued 11,400,000 (eleven million four hundred thousand) stock traded certificates (certificados bursátiles) for a total amount of $1,140,000,000.00 (one billion one hundred forty million pesos 00/100 Mexican Currency) pursuant to the Vitro 02 Program (the “Cebures Vitro 03”). The common representative (representante común) for the holders of the Cebures Vitro 03 is Scotia Inverlat Casa de Bolsa, Grupo Financiero Scotiabank Inverlat.

II.	On October 22, 2003, Vitro completed an issuance throughout international markets of US$225,000,000.00 (two hundred twenty-five million dollars 00/100 Currency of the United States of America) with 11.75% Senior Notes due on 2013 (the “2013 Notes”).

III.	On February 1, 2007, Vitro completed an issuance throughout international markets of US$1,000,000,000.00 (one billion dollars 00/100 Currency of the United States of America), which consisted of US$300,000,000.00 (three hundred million dollars 00/100 currency of the United States of America) with 8.625% Senior Notes due 2012 (the “2012 Notes”) and US$700,000,000.00 (seven hundred million dollars 00/100 Currency of the United States of America) with 9.125% Senior Notes due 2017 (the “2017 Notes” and jointly with the 2013 Notes and the 2012 Notes, the “Notes”).

IV.	On September 29, 2008, Vitro issued a promissory note in favor of ABN AMRO BANK N.V. (owned at one time by RBS Bank), for US$15,000,000.00 (fifteen million dollars 00/100 Currency of the United States of America) (the “ABN Note”).

V.	On July 1, 2008, Vitro registered a program for the issuance of long term stock traded certificates (certificados bursátiles de largo plazo) for an amount of up to $1,000,000,000.00 (one billion pesos 00/100 Mexican Currency) (the “Vitro 08 Program”). On July 2, 2008, Vitro issued 4,000,000 (four million) stock traded certificates (certificados bursátiles) for $400,000,000.00 (four hundred million pesos 00/100 Mexican Currency) pursuant to the Vitro 08 Program (the “Cebures Vitro 08”, and jointly with the Cebures Vitro 03, the “Cebures”). The common representative (representante común) of the holders of Cebures Vitro 08 is Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Fiduciario.

VI.	On September 3, 2010, Vitro entered into, as guarantor for its subsidiaries Vitro Envases Norteamérica, S.A. de C.V., Compañía Vidriera, S.A. de C.V. and Comercializadora Álcali, S.A. de C.V., a Settlement and Debt Acknowledgement Agreement with Fintech Investments Ltd., in its capacity of creditor (the “Settlement Agreement”) whereby it secured payment of the total amount of US$189,999,282.00 (one hundred eighty-nine million nine hundred ninety-nine thousand two hundred eighty-two dollars 00/100 Currency of the United States of America) plus interest accrued at 4.25% (four point twenty five percent) up to the maturity date, in favor of Fintech Investments Ltd, and executed as “aval” three promissory notes for the aforementioned amount (the “Fintech Notes”).

VII.	Vitro has reached an agreement with the Executing Creditors in order to restructure its indebtedness upon the Closing Date (as such term is defined below), pursuant to the following terms and conditions provided in this Agreement which will be filed though a concurso mercantil proceeding, in any of its modalities pursuant to what is set forth in the LCM (as defined below), including, if necessary, a concurso mercantil petition, whereby this Agreement will be attached as a prearranged agreement or a prepackage reorganization agreement.
VIII.	Pursuant to Article 339, Section IV, of the Mexican Bankruptcy and Reorganization Law (Ley de Concursos Mercantiles) (“LCM”), this Agreement contains the terms and conditions agreed between Vitro, the Executing Creditors and, in as the case may be the Adhering Creditors, for the Vitro indebtedness restructuring; provided, however, that Vitro, the Executing Creditors and the Adhering Creditors intend for this Agreement to become, once it has been approved by the Judge, a reorganization agreement as set forth in Title V, Sole Chapter of the LCM, in order for this Agreement, once all legal requirements have been satisfied, to be presented by means of the Conciliador (as such term is defined below) appointed in the concurso mercantil by the Federal Institute of Concurso Mercantil Specialists (“IFECOM”) pursuant to article 43 section IV if the LCM (the “Conciliador”) before all other creditors which are legally acknowledged by means of the Debt Acknowledgement Judgment (as such term is defined below), pursuant to article 132 of the LCM (the “Remaining Creditors”, and jointly with the Executing Creditors, the “Acknowledged Creditors”).
REPRESENTATIONS
I.	Vitro represents, under oath and through its representatives, that:

A.	It is a corporation duly incorporated and existing under the Laws of Mexico and that its restructuring of indebtedness which is the purpose of this Agreement, as well as its execution and performance, have been duly authorized by its board of directors through its meeting held on September 24, 2010, pursuant applicable law and regulations.

B.	Its representatives have sufficient authority to enter into this Agreement, which has not been revoked or limited in any way as of the date hereof, pursuant to a certified copy of the public instrument attached hereto as Exhibit “B”, which shall also form part of this Agreement.

C.	It wishes to enter into this Agreement in order to agree on the form, restructuring terms, payment and/or novation conditions, as the case may be, of its indebtedness as set forth herein and that, on the corresponding procedural moment, are confirmed by the Debt Acknowledgement Judgment (as such term is defined below). Furthermore, it wishes that this Agreement, once approved by the Judge, be the restructuring agreement which consummates the Vitro concurso mercantil proceeding, pursuant to what is set forth in Articles 166 and 262, Section I and other relative and applicable provisions of the LCM.

D.	Pursuant to its accounting records, as of September 30, 2010 it has (a) non subsidiary direct or indirect credit liabilities which amount to $20,508,000,000.00 (twenty billion five hundred and eight million pesos 00/100 Mexican Currency), equivalent to US$1,640,000,000.00 (one billion six hundred and forty million dollars 00/100 Currency of the Unites States of America), (b) liabilities as a result of the “aval” granted in favor of third parties regarding its subsidiaries’ obligations which amount to $2,383,771,567.00 (two billion three hundred and eighty three million seven hundred and seventy one thousand five hundred and sixty seven pesos 00/100 Mexican Currency), equivalent to US$190,627,335.00 (one hundred and ninety million six hundred and twenty seven thousand three hundred and thirty five dollars 00/100 Currency of the United States of America), and (c) direct or indirect subsidiary liabilities, for an amount of $23,872,000,000.00 (twenty three billion eight hundred and seventy two million pesos 00/100 Mexican Currency), equivalent to US$1,910,000,000.00 (one billion nine hundred and ten million dollars 00/100 Currency of the United States of America) (amounts mentioned in item (c) above will be referred to as “Intercompany Claims”).

E.	That the liabilities owed to the Executing Creditors represent at least [•]% of the total Vitro liabilities, pursuant to its accounting records.

F.	That it is a holding company and as such, its ability to meet its obligations is dependant on the dividends that it receives from its subsidiaries.

G.	That it acknowledges the claims of the Executing Creditors and those of the Remaining Creditors, in the amounts, degree and specific characteristics indicated in the creditors and debtors description which pursuant to Article 20, Section III of the LCM, shall be attached as an exhibit to the concurso mercantil petition to be filed.

H.	That it does not owe (i) any claims from those mentioned in Article 224, Section I of the LCM, nor (ii) any claims singularly privileged (as defined in Article 218 of the LCM), nor (iii) any claims with other guarantees and privileges (as defined in Article 219 of the LCM).

I.	That it does not have due tax claims of any kind, including but not limited to, claims related to social security claims.

J.	That the Company has not executed any specific agreements with any of its creditors with regards to a repayment of indebtedness, contrary to the LCM.

K.	The execution of this Agreement does not violate or breach, or in any way contravene any provisions of its current corporate by-laws nor any law, including without limitation, the LCM.

L.	That the Company is authorized, under the laws of Mexico, to enter into and comply with its obligations set forth in this Agreement, without any other necessary authorizations, aside from those required from concurso mercantil proceedings.

M.	That it completely accepts the terms set forth herein and that this Agreement, once approved by the Judge, will provide the terms needed to Consummate the Restructuring (as such term is defined below) on the Closing Date (as such term is defined below).

II.	Each of the Executing Creditors, as well as the Adhering Creditors that execute this Agreement, hereby represents under oath that:

A.	It is Vitro’s creditor as respectively identified under its own signature page under this Agreement.

B.	As for holders of the Notes, it evidences its capacity as a Vitro creditor by means of (i) The certification issued and delivered by the Depository Trust Company (“DTC”) to Vitro, whereby the record holders are evidenced and (ii) the duly notarized and apostilled Letter of Transmittal issued and delivered by all of the last beneficial owners of the Notes (or their authorized representatives) which contains a certification regarding its ownership of the Notes regarding the beneficial owner; and (iii) the Letter of Instruction issued by the beneficial owner of the Notes to the corresponding record holder.

C.	As for holders of Cebures, it evidences its capacity as a Vitro creditor by means of (i) a Cebures deposit certificate issued by the S.D. Indeval, Institución para el Depósito de Valores, Sociedad Anónima (“Indeval”) to the brokerage houses where each holder of Cebures holds its positions and (ii) a Cebures holder’s partial certificate issued by the brokererage house with whom each holder of Cebures has executed an intermediary agreement pursuant to which such holder of Cebures holds its positions.

D.	It wishes to enter into this Agreement in order to agree on the form, terms and conditions of Vitro’s payment of indebtedness pursuant to what is set forth herein, which on the corresponding procedural moment, are confirmed by the Debt Acknowledgement Judgment (as such term is defined below).

Likewise it wishes that this Agreement, once approved by the Judge, be the restructuring agreement which consummates the Vitro concurso mercantil, pursuant to what is set forth in Articles 166 and 262 Section I and other related and applicable articles of the LCM.
E.	At the latest within the term provided in Article 122 Section II of the LCM, it shall request the Acknowledgement of all of its credits before the Conciliador which is appointed in Vitro’s concurso mercantil proceeding.

F.	Its representatives have the necessary authority to enter into this Agreement, which has not been revoked or limited in any way as of this date, pursuant to the document which is attached hereto as Exhibit “C”, and which shall form part of this Agreement.

III.	All parties to this Agreement represent, by means of their representative and under oath that:

A.	They mutually agree to their authority and capacity with which they execute this Agreement, for all necessary legal effects.
     As a consequence of the above, and pursuant to the previous representations, Vitro, the Executing Creditors and, as the case may be, the Adhering Creditors agree to execute this Agreement pursuant to what is set forth if the following clauses, and as of this moment request that the Conciliador present to the Remaining Creditors this Agreement, which Vitro, the Executing Creditors and the Adhering Creditors propose to the Remaining Creditors for their acceptance and execution, pursuant to what is set forth in articles 4 Section I, 132, 146 and 161 of the LCM:
CLAUSES
FIRST. DEFINITIONS AND EXHIBITS
Section 1.01 Defined Terms.
Unless otherwise set forth in this Agreement, any capitalized term used herein shall have the following meaning:

TERM	DEFINITION
2012 Notes	shall have the meaning ascribed to it in Antecedent III of this Agreement.

2013 Notes	shall have the meaning ascribed to it in Antecedent II of this Agreement.

2017 Notes	shall have the meaning ascribed to it in Antecedent III of this Agreement.

ABN Note	shall have the meaning ascribed to it in Antecedent IV of this Agreement.

Acknowledged Claims	shall mean the credits which are acknowledged in the Debt Acknowledgement Judgment.

Acknowledged Creditors	shall mean all creditors which are legally acknowledged pursuant to Article 132 of the LCM by means of a definitive sentence issued by the Judge which rules over the corresponding concurso mercantil.

TERM	DEFINITION
Adhering Creditors	shall mean all Remaining Creditors that execute this Agreement.

Agreement	shall mean this Restructuring Agreement, which may be amended from time to time during the concurso mercantil proceedings, and once definitively approved by the Judge, shall be converted into the restructuring agreement provided in Title V, Sole Chapter of the LCM.

Cash Payment	shall mean the cash payment made on the Closing Date, as provided in Section 5.02(c) of this Agreement.

Cebures	shall have the meaning ascribed to it in Antecedent V of this Agreement.

Cebures Vitro 03	shall have the meaning ascribed to it in Antecedent I of this Agreement.

Cebures Vitro 08	shall have the meaning ascribed to it in Antecedent V of this Agreement.

Closing Date	shall have the meaning ascribed to it in Clause Sixth of this Agreement.

Conciliador	shall have the meaning ascribed to it in Antecedent VIII of this Agreement.

Consent Payment	shall have the meaning ascribed to it in the Trust.

Consummate the Restructuring	shall have the meaning ascribed to it in Clause Sixth of this Agreement.

Debt Acknowledgement Judgment	shall mean the debt Acknowledgement, degree and order sentence dictated by the Judge pursuant to what is set forth in Article 132 of the LCM.

Description of the Notes or DON	shall mean the Description of the New Notes, pursuant to the document which is attached hereto as Exhibit “D” which provides the principal characteristics of the New 2019 Notes and the New Mandatory Convertible Debentures.

Executing Creditors	shall mean all creditors which are listed in Exhibit “A” of this Agreement.

Existing Indebtedness	shall mean jointly liabilities being restructured by means of this Agreement, which include the Notes, the Cebures, the ABN Note, the Fintech Notes and the Settlement Agreement.

Extended Closing Date	shall have the meaning ascribed to it in Clause Sixth of this Agreement.

Fintech Notes	shall have the meaning ascribed to it in Antecedent VI of this Agreement.

TERM	DEFINITION
Guarantors	shall mean all Vitro subsidiaries which shall act as guarantors under the New Notes, which are identified under the definition of Guarantors of Certain Definitions within the Description of the Notes.

IFECOM	shall have the meaning ascribed to it in Antecedent VIII of this Agreement.

Intercompany Claims	shall have the meaning ascribed to it in representation I.D. of this Agreement.

Issue Date Adjustment	shall mean the adjustment or increase made by Vitro on the date the New Mandatory Convertible Debentures are issued equal to an annual rate of return of 10.50% (ten point one percent) of US$100,000,000.00 (one hundred million dollars 00/100 Currency of the United States of America) calculated for the period between Value Date and the issuance date of the New Mandatory Convertible Debentures.

Judge	shall mean the District Judge for Civil and Labor Matters in Monterrey, Nuevo Leon, who shall rule over the Vitro concurso mercantil proceeding.

LCM	shall mean the Mexican Bankruptcy and Reorganization Act (Ley de Concursos Mercantiles).

LGTOC	shall mean the Mexican Law of Credit Transactions and Negotiable Instruments (Ley General de Títulos y Operaciones de Crédito).

Mexico	shall mean the United States of Mexico.

New 2019 Notes	shall have the meaning ascribed to it in Section 5.02(a) of this Agreement.

New Cebures 2019	shall have the meaning ascribed to it in Section 5.02 (a) of this Agreement

New Debt	shall mean the indebtedness created as a result of the Restructuring Instruments.

New Mandatory Convertible Debentures	shall have the meaning ascribed to it in Section 5.02(b) of this Agreement.

New Mandatory Convertible Debentures	shall have the meaning ascribed to it in Section 5.02(b) of this Agreement.

New Notes	shall mean jointly the New 2019 Notes and the New Cebures 2019.

Notes	shall have the meaning ascribed to it in Antecedent III of this Agreement.

TERM	DEFINITION
Ordinary Course Intercompany Debt	shall have the meaning ascribed to it in the DON.

Remaining Creditors	shall have the meaning ascribed to it in Antecedent VIII of this Agreement.

Restructuring	shall have the meaning ascribed to it in Clause Second of this Agreement.

Restructuring Fee	shall have the meaning ascribed to it in Section 5.02 of this Agreement.

Restructuring Instruments	shall mean jointly the definitive documentation with regards to the 2019 New Notes, the New Cebures 2019, the New Mandatory Convertible Debentures and other documentation related to the restructuring of the Existing Indebtedness.

Settlement Agreement	shall have the meaning ascribed to it in Antecedent VI of this Agreement.

Trust	shall mean the irrevocable management and payment trust number 986 dated September 8, 2010 created by Vidriera Los Reyes, S.A. de C.V., a direct subsidiary of Vitro, in its capacity of settlor; before Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, fiduciario, in its capacity of trustee. A copy of the Trust is attached hereto as Exhibit “E”, which shall form part of this Agreement.

Value Date	shall mean January 1, 2011.

Visitador	shall mean the person appointed by the IFECOM which shall determine if Vitro complied with the provisions set forth in Article 10 of the LCM, as well as to confirm if the termination of the credits caused such actions, and shall also suggest the Judge to issue precautionary measures to be issued as considered necessary to protect the restructured assets, pursuant to Article 37 of the LCM.

Vitro	shall mean Vitro, S.A.B. de C.V.

Vitro 02 Program	shall have the meaning ascribed to it in Antecedent I of this Agreement.

Vitro 08 Program	shall have the meaning ascribed to it in Antecedent V of this Agreement.

Voting Trust	shall mean the irrevocable management trust to be created pursuant to section 5.04.

Section 1.02 Rules of Interpretation
     In this Agreement as well as its Exhibits:
I.	the index and headings of the Clauses and Sections are for reference only and shall not affect the interpretation of this Agreement;

II.	references to any document or agreement, including this Agreement, shall include: (a) all exhibits or other documents attached thereto; (b) all documents or agreements issued or executed to substitute such agreements; and (c) any amendments, additional modifications or compilations of such agreements;

III.	“include” or “including” are deemed to be followed by “without limitation”;

IV.	a reference to a party includes that party’s authorized successors and permitted assigns;

V.	the words “of this”, “in this” and “under this” and similar words or phrases, will refer to this Agreement in general and not to a particular provision of this Agreement;

VI.	reference to “days” shall mean calendar days;

VII.	words importing the singular include the plural and vice versa;

VIII.	references to a Clause, Exhibit or Section are references to a relevant clause or section of, or exhibit to this Agreement, unless otherwise expressly stated; and

IX.	all documents which are attached to this Agreement shall form part this Agreement as if they were fully set forth herein.
Section 1.03 Exhibits.
          The following Exhibits shall form part of this Agreement:
Exhibit “A” List of Executing Creditors.

Exhibit “B” Public instrument, which contains the power of attorney of the legal representative of Vitro.

Exhibit “C” Public instruments which contain the power of attorney of the legal representatives for the Executing Creditors.

Exhibit “D” Description of the New Notes, attached in English, accompanied by its Spanish translation.

Exhibit “E” Irrevocable Management and Payment Trust Number 986 dated September 8, 2010.

Exhibit “F” Form of Cash Payment and Restructuring Fee.

Section 1.04 Representation Inclusions.
          The parties agree that those representations made by Vitro herein are the main reason for which the Executing Creditors are executing this Agreement.

SECOND. PURPOSE.
          Pursuant to Articles 1, 48, 157, 166, 262, Section I, and other applicable articles of the LCM, the purpose of this Agreement is, subject to the terms and conditions provided herein and subject to the implementation of the transactions described herein, and subject to the approval of this Agreement by the Judge, that Vitro continues operations, preserves its existence and avoids payment default which may put at risk its viability, as well as other companies with which it maintains a business relation, through the restructuring to which the parties to this Agreement have agreed (the “Restructuring”), which includes the payment, possible capitalization, restructuring and/or novation, as the case may be, of the Acknowledged Claims with the acquittals, forbearances, restructures, grants and/or amendments and/or releases of security interests provided for and subject to the terms herein.

THIRD.	TREATMENT OF OPERATING EXPENSES, LABOR COSTS, TAXES AND OTHER INDEBTEDNESS.
          Section 3.01 General Operating Expenses.
          Vitro will continue to make payment of all direct and indirect labor and tax obligations and operating expenses, on a timely basis, as they become due, and will continue to perform under all of its contractual obligations pursuant to the LCM.
FOURTH. ACKNOWLEDGEMENT OF CLAIMS.
          Vitro hereby acknowledges and accepts to owe to the Executing Creditors and the Remaining Creditors, the claims corresponding to the Existing Indebtedness in the amounts provided under section I.D. of the representations section of this Agreement on the terms and conditions of each of the documents which originated such liabilities and for the principal amount, interest and other accessories, the amount that appears in front of the name of each Executing Creditor in each signature page of this Agreement.
          Notwithstanding the foregoing, each of the Executing Creditors and, as the case may be the Adhering Creditors, are hereby obligated to file, at the latest within in the term set forth in article 122 section II of the LCM, before the Conciliador, their respective proofs of claim or debt acknowledgment petitions and to take all necessary procedural on that regard.
FIFTH. PAYMENT AND IMPLEMENTATION.
          Section 5.01 Payment.
          Vitro will pay the corresponding Executing Creditors’ as well as the Remaining Creditors’ Acknowledged Claims, in the terms set forth herein.
          This Agreement, once approved by the Judge shall be extensive to the Remaining Creditors as provided in article 165 of the LCM.
          Section 5.02 Implementation.
          The Executing Creditors, the Adhering Creditors and Vitro will implement the Restructuring by means of the filing, voting and approval, in each case, of this Agreement pursuant to the LCM, its further recognition and enforcement in the United States of America through the filing and presentment of a Chapter 15 proceeding under the United States Bankruptcy Code, as well as by means of issuance and delivery at the Closing Date to the Acknowledged Creditors of the instruments referred to in subsections (a) and (b) as well as the payments referred to in subsections (c) and (d), as follows:
(a)	pro rata amongst the Acknowledged Creditors, the notes (the “New 2019 Notes”) or, as the case may be, at the option of each of the Acknowledged Creditors, the New Cebures (“the New Cebures 2019”), in both cases to be issued by Vitro in the terms and conditions provided under Section 5.02.1 of this Agreement;

(b)	pro rata amongst the Acknowledged Creditors, the Mandatory Convertible Debentures to be issued by Vitro in the terms and conditions provided under Section 5.02.2 of this Agreement (the “New Mandatory Convertible Debentures”);

(c)	pro rata amongst the Acknowledged Creditors, a cash payment for the remaining US$75,000,000.00 (seventy five million dollars 00/100 Currency of the United States of America) which are contributed to the Trust, once the Consent Payments have been discounted (the “Cash Payment”); and

(d)	pro rata cash payment which shall correspond to restructuring fee resulting from the application of the formula provided under Section 5.02.4 of this Agreement (hereinafter, the “Restructuring Fee”).
          The parties agree that notwithstanding the provisions under this Agreement, creditors under the Intercompany Debt will not receive any instruments or payments described above and that their liabilities will be restructured as provided for in Section 5.04 of this Agreement.
          None of the instruments offered by Vitro pursuant to this Agreement and which comprise the New Debt will be registered under the United States Securities Act of 1933, as such has been amended from time to time, based on the exemption provided under Section 3(a)(9) of such law, nor shall they be registered before the National Stock Registry (Registro Nacional de Valores) controlled by the Mexican National Securities and Exchange Commission (Comisión Nacional Bancaria y de Valores). Therefore, Vitro, as a result of the legal opinion provided by the legal advisors for the Executing Creditors, shall have the right to implement such processes and to request from the Acknowledged Creditors, any such statements and/or certifications which are reasonably considered as necessary or convenient to verify compliance with necessary requirements to apply the corresponding legal exemptions.
          Section 5.02.1 Description of the New Notes.
          The New 2019 Notes shall be issued by Vitro in and in accordance with the laws of the United States of America on the Closing Date pursuant to the terms and conditions of Section I of the Description of the Notes and the terms and conditions provided for in the corresponding New 2019 Notes indenture. Also, the New Cebures 2019 shall be issued by Vitro in and in accordance with the laws of Mexico on the Closing Date pursuant to terms and conditions identical to those governing the New 2019 Notes.
          The New 2019 Notes and the New Cebures 2019 shall:

I.	have a principal total amount, jointly, of US$850,000,000.00 (eight hundred and fifty million dollars 00/100 Currency of the United States of America);

II.	have a term of eight (8) years following the Value Date;

III.	constitute direct, unconditional and non-subordinated obligations of Vitro, and rank pari passu or identical, one on one basis, versus Vitro’s non-secured and non-subordinated debt;

IV.	be unconditionally and jointly guaranteed by each of the Guarantors;

V.	have a fixed annual interest rate of 8.0%, payable semiannually in due installments and which may be partially capitalized and paid in kind, by 50% (fifty percent), during the first 3 (three) years following the Value Date, at Vitro’s election, subject to the compliance by Vitro with certain conditions set forth in the Description of the Notes;

VI.	not have amortization or principal payments during the first 4 (four) years following the Value Date and, from the fifth year until the seventh year following the Value Date, shall have amortizations or principal payments of US$25,000,000.00 (twenty-five million dollars 00/100 Currency of the United States of America) payable semiannually;

VII.	totally or partially redeemable at Vitro’s option, at any time during their term, subject to certain conditions set forth in the Description of the Notes, at a price equal to 100% of their value plus interest generated up to the redemption date;

VIII.	be totally or partially mandatorily redeemable, in the event that Vitro (i) performs a stock issuance subject to certain conditions set forth in the Description of the Notes; and (ii) has a cash flow above the amount set forth in the Description of the Notes; and

IX.	be totally mandatorily redeemable, in the event of a change of control in Vitro at a price equal to 101% of its value plus interests generated up to the redemption date.
     All of the terms and conditions, as well as the customary and regular negative and affirmative for this kind of transactions, including without limitation, any limitations to incur in additional debt, limitations on investments and creation of liens or encumbrances, limitations on certain payments, limitations on the sale of assets, limitations of transactions with partners or affiliates, and early termination events under which the New 2019 Notes and the New Cebures 2019 will be subject, are contained in Section I of the Description of the Notes called New 2019 Notes and in the New 2019 Notes and the New Cebures 2019 indentures.
     The principal amount of the New 2019 Notes and of the New Cebures 2019 may be adjusted, pursuant to what is provided under Section 5.05 of this Agreement.
          Section 5.02.2 Description of the New Mandatory Convertible Debentures.
          The New Mandatory Convertible Debentures shall be issued by Vitro pursuant to the laws of the Unites States of America, complying with all applicable provisions under the General Law of Credit Transactions and Negotiable Instruments (Ley General de Títulos y Operaciones de Crédito), on the Closing Date pursuant to the terms and conditions of Section II of the Description of the Notes and the terms and conditions provided under the New Mandatory Convertible Debentures indenture.
          The New Mandatory Convertible Debentures shall:

I.	have a principal total amount of US$100,000,000.00 (one hundred million dollars 00/100 Currency of the United States of America) plus the Issue Date Adjustment;

II.	have a term of five (5) years following the Value Date;

III.	constitute direct obligations of Vitro, and shall rank pari passu or identical, one on one basis, versus Vitro’s non-guaranteed debt;

IV.	have an annual fixed interest rate equal to 10.50%, which may be totally capitalized and paid in kind, on an annual basis, during its term;

V.	be mandatorily convertible into shares of Vitro which represent 15% of its corporate capital at the end of its term, in the event that they are not paid in cash at the end of its term or in the absence of mandatory redemptions pursuant to the Description of the Notes;

VI.	be totally or partially redeemable at Vitro’s option, at any time during their term, subject to the terms and conditions set forth in the Description of the Notes, at a price equal to 100% of their value (subject to prepayment discounts set forth in the Description of the New Notes) plus the interest generated up to the redemption date;

VII.	be totally or partially mandatorily redeemable, in the event that Vitro (i) issues capital stock subject to certain conditions set forth in the Description of the Notes; and (ii) has a cash flow above the amount set forth in the Description of the Notes; and

VIII.	be totally mandatorily redeemable, in the event of a change of control in Vitro at a price equal to 101% of its principal plus the interest generated up to the redemption date.
          All of the terms and conditions, terms and conversion procedures, as well as the negative and affirmative covenants and early termination events which govern the New Mandatory Convertible Debentures are provided under Section II of the Description of the Notes and in the New Mandatory Convertible Debentures indenture.
          The principal amount of the New Mandatory Convertible Debentures and as a consequence the basis for the Issue Date Adjustment calculation may be adjusted, pursuant to what is provided under Section 5.05 of this Agreement.
          Section 5.02.3 Cash Payment Description.
          Vitro shall pay in cash, on the Closing Date, pro-rata, in favor of all Acknowledged Creditors (except for Intercompany Claims), an amount equal to US$75,000,000.00 (seventy-five million dollars 00/100 Currency of the United States of America), which are contributed to the Trust, minus the Consent Payment.
          Section 5.02.4 Restructuring Fee Description.
          Vitro shall pay as a Restructuring Fee on the Closing Date, pro rata, in favor of all Acknowledged Creditors (except for Intercompany Claims) an amount equal to the annual interest rate of 8.0% (eight percent) regarding the US$850,000,000.00 (eight hundred and fifty million dollars 00/100 Currency of the United States of America) calculated for the period between the Value Date and the New 2019 Note issuance.
          The principal amount used to estimate the Restructuring Fee may be adjusted, pursuant to what is provided under Section 5.05 of this Agreement.
          Section 5.03 Treatment of Acknowledged Creditors.
          All Acknowledged Creditors (except for Intercompany Claims) shall receive a pro rata portion of (i) the New 2019 Notes or the New Cebures 2019, as the case may be to the option of each of the Acknowledged Creditors, who shall notify their election to Vitro within five (5) calendar days following the date in which the Judge approves this Agreement, provided that, in the event that Vitro does not receive the election during such period, the Acknowledged Creditors will receive New 2019 Notes in exchange of their Notes and New Cebures 2019 in exchange of their Cebures, (ii) the New Mandatory Convertible Debentures, (iii) the Cash Payment and (iv) the Restucturing Fee.
          The parties expressly agree and accept that the terms and conditions set forth herein grant a just, equal and reasonable treatment to all claims of the Acknowledged Creditors.
          Section 5.04 Intercompany Claims; Acceptance of a Less Favorable Treatment.
          The holders of Intercompany Claims against Vitro accept that they will receive a less favorable treatment than the rest of the Acknowledged Creditors, since they shall not be entitled to receive any of the instruments and payments set forth in Section 5.02 of this Agreement.

          Pursuant to the foregoing paragraph, creditors holding Intercompany Claims (except for Ordinary Course Intercompany Debt holders) accept to receive a note for the amount of such claims , payable within a 9 (nine) year term which shall begin on the date in which the New Notes and the New Mandatory Convertible Debentures are issued, and shall have a fixed annual interest rate of 2.5% (two point five percent) and shall be payable in one sole single bullet payment at maturity.
          Additionally, no principal or interest payment concerning the Intercompany Claims shall be made prior to payment of principal, interest or any other amounts owed under the New Notes and the New Mandatory Convertible Debentures; except for payments of principal or interest in the ordinary course of business and consistent with past practice with respect to Ordinary Course Intercompany Debt. Vitro and its subsidiaries will execute an Intercompany Subordination and Credit Agreement as set forth in the Description of the New Notes.
          Vitro and its subsidiariaries shall create an irrevocable trust agreement (the “Voting Trust”) where they shall contribute all of their Intercompany Claims in order to be managed and voted pursuant to what is set forth under such Voting Trust. Such Intercompany Claims shall remain in the Voting Trust for the remainder of the credit term, or 9 (nine) years, which shall begin on the date in which the New Notes and the New Mandatory Convertible Debentures are issued.
          Section 5.05 Other obligations to consider.
          Pursuant to what is stated in representation I.F of this Agreement, Vitro is a holding company and it is in its best interest to achieve a comprehensive restructuring of its liabilities and those of its subsidiaries, and Vitro has included, within the economic terms set forth herein, those liabilities of its subsidiary denominated Vitro Envases Norteamérica, S.A. de C.V., which acts as a Guarantor in this Agreement, and currently owes Calyon Credit Agricole CIB (“Calyon”), an amount equal to US$63,383,806.00 (sixty three million three hundred eighty three thousand eight hundred six dollars 00/100 Currency of the United States of America) plus interest and commissions owed up to June 30, 2010 for an amount equal to US$3,905,298.00 (three million nine hundred five thousand two hundred ninety eight dollars 00/100 Currency of the United States of America). In the event the terms of this Agreement are accepted by Calyon, Vitro shall assume such debt and will deliver Calyon its proportional share of the New 2019 Notes, the New Mandatory Convertible Debentures, the Restructuring Fee and its Cash Payment, pursuant to what is set forth in Section 5.02 herein. Furthermore, Calyon shall be considered as an Adhering Creditor for all legal and economic purposes under this Agreement, as of the date in which the Judge approved this Agreement.
          Vitro shall grant Calyon with the same term to execute and approve this Agreement as well as to accept the benefits bestowed in its favor under this Section 5.05 as the one granted in favor of the Remaining Creditors pursuant to article 161 third paragraph of the LCM.
          In the event Calyon does not accept the benefits bestowed in its favor pursuant to this Section 5.05, the corresponding amounts of New 2019 Notes, New Mandatory Convertible Debentures and Restructuring Fee to be delivered and paid to each Acknowledged Creditor shall remain unchanged, pursuant to what is set forth in Section 5.02, and Vitro shall only reduce the amount of New 2019 Notes, New Mandatory Convertible Debentures and Restructuring Fee, in order to deduct such proportional amounts which would have been distributed to Calyon if it had accepted the rights granted in its favor; provided, however, that the Cash Payment available to the Acknowledged Creditors shall remain unchanged pursuant to Section 5.02(c). Furthermore, in the event Calyon does not accept the benefits bestowed in its favor pursuant to Section 5.05, Vitro shall not be in a position to offer Calyon a more favorable treatment regarding payment of its indebtedness than the treatment offered to the Acknowledged Creditors under this Agreement.

SIXTH.	METHOD, DATE AND PLACE OF PAYMENT OF THE CASH PAYMENT AND THE RESTRUCTURING FEE.
          Vitro shall be obligated to pay the Cash Payment and the Restructuring Fee, through electronic wire transfer to the account indicated by each one of the Acknowledged Creditors in a written form pursuant to the forms attached hereto as Annex F, or before the court through certified or cash checks.
          Vitro must pay the Cash Payment and the Restructuring Fee and shall issue the New Notes, the New Mandatory Convertible Debentures, and in general terms consummate the Restructuring, (“Consummate the Restructuring”) provided for in this Agreement no later than (15) fifteen calendar days following the date in which the publication in the lists of the court where the concurso mercantil proceeding is taking place becomes effective, of the resolution issued by the Judge approving this Agreement (notwithstanding existing recourses or appeals pending of resolution), or the immediate following business day in the event case the effective date falls on a non-business day ( the “Closing Date”), unless:
a)	There is a court order or decree granting the provisional suspension or which legally forbids Vitro from Consummating the Restructuring, as set forth in this Agreement; or

b)	There is a recourse or appeal which, if resolved against Vitro, may invalidate this Agreement as approved by the Judge and within the fifteen (15) calendar days following the date on which the resolution approving this Agreement has become effective, the majority of the Acknowledged Creditors vote in favor of extending the Consummation Date, in which case the Closing Date shall be extended to the earlier of (A) the date in which the recourse or appeal is resolved in final and non-amendable form and (B) ten (10) months starting as of the date on which the resolution approving this Agreement becomes effective (in either case, the “Extended Closing Date”).
          For the avoidance of doubt, in the event that the recourse or appeal mentioned in paragraph (b)(i) is still pending and the majority of the Acknowledged Creditors vote against the extension of the Closing Date, then Vitro shall Consummate the Restructuring no later than the Closing Date notwithstanding such recourse or appeal. Likewise, in the event the majority of the Acknowledged Creditors vote in favor of extending the Closing Date, but such recourse or appeal is not resolved before the Extended Closing Date, then Vitro shall Consummate the Restructuring within five (5) calendar days following the Extended Closing Date or the immediately following business day if such date falls on a non-business day (except in the event that a judicial order or decree has been issued granting the provisional suspension or which legally forbids Vitro from Consummating the Restructuring).
SEVENTH. CURRENCY.
          According to the last paragraph of Article 159 of the LCM, the claims will subsist in the same currency in which they were originally agreed.
EIGHTH. FURTHER DOCUMENTS.
          The parties agree to take any necessary actions to ratify the terms of this Agreement, once approved by the Judge, and any other agreement derived therefrom, including the Restructuring Instruments, at the latest at the Closing Date.
          Vitro shall be obligated to make and cause all of the Guarantors to agree to the terms of this Agreement, once approved by the Judge, and the Restructuring Instruments pursuant to what is set forth in the Description of the Notes, through their signature to the Restructuring Instruments.
NINTH. SUBSTITUTION OF PRIOR AGREEMENTS, NOVATION AND EXTINGUISHMENT.
          Given the nature of this Agreement and the objectives of the concurso proceeding, once this Agreement is approved by the Judge in terms of Article 164 of the LCM, this Agreement and the Restructuring Instruments issued by Vitro thereto, novate, substitute and extinguish the prior obligations, indentures, instruments, documents, agreements and guarantees in which the Acknowledged Claims were stipulated or agreed upon, and also extinguishes the personal guarantees that were granted by third parties and/or Vitro’s direct or indirect subsidiaries with respect to the obligations, instruments, documents and agreements from which the claims of the Acknowledged Claims arose.
          The Acknowledged Creditors shall hereby expressly acknowledge and approve the waiver of the difference between the face amount of the Acknowledged Claims and the New Debt resulting from this Agreement, and, as a consequence of the execution of this Agreement, grant Vitro and its guarantors the fullest release with respect to such original claims, and as of the date of the judicial approval of this Agreement, only the New Debt, in the terms set forth in this Agreement shall survive.
TENTH. BINDING EFFECT.
          Pursuant to the provisions of the LCM, once this Agreement is approved by the Judge in terms of Article 164 of the LCM, it shall be mandatory to Vitro and to all the Acknowledged Creditors, including those Remaining Creditors who, through absence or explicit rejection, have not executed this Agreement.
ELEVENTH. ASSIGNMENT OF CLAIMS, SUCCESSORS AND/OR TRANSFEREES.
          The consent granted by the Executing Creditors with regards to this Agreement, as well as by the Adhering Creditors that execute this Agreement, shall be irrevocable and binds any transferee of the same, and any successor and/or assignee of the same from the moment in which this Agreement was executed; therefore, in the event there is any assignment or transfer of the claims of such creditors, the assignees, successors and/or transferees by any cause or title or reason, are bound irrevocably by the terms of this Agreement; provided, however, that the Executing Creditors and the Adhering Creditors that execute this Agreement, must ratify this Agreement in the event of amendments or modifications to the Agreement which breach or contravene the terms and conditions set forth herein, or in the event such changes or amendments materially affect any of the Executing Creditors or Adhering Creditors or any of their interests or rights as set forth herein.
TWELFTH. PATRIMONY.
          In terms of article 2964 of the Federal Civil Code, Vitro responds for the compliance of its obligations under this Agreement with its entire patrimony.
THIRTEENTH. MANAGEMENT AND SURVEILLANCE.
          During the concurso mercantil proceedings, Vitro will continue its ordinary course of business, and shall maintain management and administration of its assets under the surveillance of the court through the Conciliador, as well as during the term referred to in Clause Sixth of this Agreement, in which case surveillance will be the responsibility of its corresponding corporate entities.
FOURTEENTH. CONTINUANCE.
          Vitro agrees that during the concurso mercantil proceedings it shall comply with its operational obligations and activities in which it is involved, in order to secure the continuance of its corporate existence.
FIFTEENTH. EQUAL TREATMENT.
          This Agreement is intended, and shall be always construed in such manner, to provide equal treatment to all the Acknowledged Creditors.
SIXTEENTH. CONCURSO PETITION AND PREVIOUS RESTRUCTURING PLAN.
          The execution of this Agreement by the Executing Creditors and the Adhering Creditors implies the execution, acceptance and consent of such Executing Creditors and the Adhering Creditors with respect to the concurso mercantil petition that may be filed by Vitro to be considered as a prepackaged restructuring plan, pursuant to what is set forth in Title Fourteen of the LCM.
          Subject to the condition precedent that this Agreement be approved by the Judge pursuant to article 164 of the LCM, the Executing Creditors and the Adhering Creditors, agree and irrevocably consent to each and every one of the clauses stated herein regarding claims against Vitro which each of them holds and are indicated in the signature pages of this Agreement or the ones which result in their favor in the Debt Acknowledgement Judgment.
SEVENTEENTH. NULLITY.
          If for any reason any of the clauses of this Agreement is deemed invalid, such circumstance shall only affect that clause and the rest of the terms and conditions herein shall survive in its terms.
EIGHTEENTH. APPLICABLE LAW.
          This Agreement shall be governed by the LCM and other applicable laws pursuant to Article 8 of the LCM.
NINETEENTH. JURISDICTION AND VENUE.
          The parties that execute this Agreement and those who agree and consent to its execution in the future pursuant to Articles 161 and 162 of the LCM, agree that construction, compliance and enforcement of this Agreement will be subject to the exclusive jurisdiction of the H. District Judge which shall rule over the Vitro concurso mercantil proceeding.
TWENTIETH. HEADINGS.
          The headings of the clauses of this Agreement are merely for reference and do not affect its content.
          This Agreement is signed by Vitro, Executing Creditors and the Adhering Creditors, as well as by the Recognized Creditors that consent to it, on the date which appears on each signature page.
[REST OF THE PAGE WAS INTENTIONALLY LEFT BLANK]

Signature page of the Vitro Restructuring Agreement.

VITRO, S.A.B. DE C.V.
By:
Name:
Title:
Date:

Signature page of the Vitro Restructuring Agreement.
Credit:

2012 Notes

Note Number:	[ ]
Nominal Value:	[ ]

2013 Notes

Note Number:	[ ]
Nominal Value:	[ ]

2017 Notes

Note Number:	[ ]
Nominal Value:	[ ]

Cebures Vitro 03

Certificate Number:	[ ]
Nominal Value:	[ ]

Cebures Vitro 08

Certificate Number:	[ ]
Nominal Value:	[ ]
Other credits:
          Identification: [          ]
Consent granted hereby corresponds to the amount which is acknowledged by means of the Debt Acknowledgement Judgment in favor of the Creditor’s name which is indicated below.

[CREDITOR’S NAME]

Represented by:
Name:
Title:
Date:

EXHIBIT LIST

Exhibit “A”	List of Executing Creditors.

Exhibit “B”	Public instrument which contains the power of attorney of the legal representative of Vitro.

Exhibit “C”	Public instrument which contains the power of attorney of the legal representatives for the Executing Creditors.

Exhibit “D”	Description of the Notes, attached in English form, accompanied by its Spanish translation.

Exhibit “E”	Irrevocable Management and Payment Trust Number 986 dated September 8, 2010.

Exhibit “F”	Form of Cash Payment and Restructuring Fee.